EXHIBIT 99.2

January 11, 2008 Dear Fellow Shareholder,

I have received a number of questions from shareholders regarding the election, allocation and proration procedures for the proposed merger with PremierWest Bancorp. I have discussed the questions with PremierWest management and our counsel. We have agreed upon an equitable proration process that we believe is fair. I wanted to get this information to you before the shareholder meeting on January 17, 2008. At the shareholder meeting we will answer any questions you have about various allocation scenarios.

Once the stock price Measuring Period is concluded and an Effective Date for the merger is established, we will then be able to determine the exact ratio of Cash and PremierWest Common Stock (“Stock”) in the total transaction price. This will be expressed as a percentage of Cash with the reciprocal percentage in Stock. Although we don’t know the exact percentages at this time, it is expected to be approximately 25% Cash and 75% Stock. However, the exact ratio will be known prior to delivering the Election Forms to you. As stated in the Proxy Statement and Prospectus on page ii, you may elect all Cash, all Stock, or a combination of approximately 25% Cash and 75% Stock. These three choices will be the only options available to you in the Election process.

If you select the Mixed Cash and Stock of approximately 25% Cash and 75% Stock, (“Mixed Election”), subject to any cash allocated to shareholders who have perfected dissenter’s rights (“dissenters”), we will adopt a procedure that gives preference to honoring such mixed elections in the allocation and proration of Cash and Stock. In other words, shareholders that make this Mixed Election selection will probably receive this mixed election of approximately 25% Cash and 75% Stock, subject only to any cash payment to dissenters.

Those that elect “all Cash” or “all Stock” likely will probably not receive all Cash or all Stock. A shareholder making an all Cash election can increase their cash over the approximately 25% level, only if there are sufficient shareholders that select all Stock, thereby freeing up Cash that would have otherwise been allocated to them. Possibly the best description of this election should have been “maximum” cash as shareholders selecting all Cash will not necessarily receive what they select. The same is true of shareholders that select all Stock. This shareholder will only be able to increase their Stock over the approximately 75% level, only if there are sufficient shareholders that select all Cash, thereby freeing up Stock that would have otherwise been allocated to them.

I hope this helps to clarify the Election process. And if you have not voted, please send in your proxy. The special meeting of shareholders will be held at 6:00 pm on January 17, 2008, at 9275 East Stockton Boulevard, Jesse Wright Suites, Suite 100, in Elk Grove, California. Please note that the meeting is not at the Bank’s main office. If you need another proxy please contact myself or Tina Hubert at 916-714-2236.

I look forward to seeing you at the meeting on January 17th.

Sincerely,

Gary Wright President/CEO

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Shareholders of PremierWest and Stockmans are urged to read the joint proxy statement/prospectus included in the registration statement on Form S-4 that PremierWest filed with the SEC in connection with the proposed merger, because it contains important information about PremierWest, Stockmans, the merger and related matters. The directors, executive officers, and other members of management and employees of PremierWest and Stockmans may be considered participants in the solicitation of proxies in favor of the merger from shareholders. Information regarding the participants and their security holdings can be found, with respect to PremierWest in PremierWest’s most recent proxy statement filed with the SEC, and with respect to PremierWest and Stockmans in the joint proxy statement/prospectus filed with the SEC. All documents filed by PremierWest with the SEC are available for free, both on the SEC web site (http://www.sec.gov) and from PremierWest by directing a request to PremierWest Bancorp, 503 Airport Road, PO Box 40, Medford, Oregon 97501, and from Stockmans by directing a request to Stockmans Financial Group, 9340 East Stockton Blvd., Elk Grove, California.